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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            _______________________

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): October 13, 2000




                             JPS PACKAGING COMPANY
              (Exact Name of Registrant as Specified in Charter)


          DELAWARE                    0-24415                  31-1311495
(State or Other Jurisdiction        (Commission               (IRS Employer
      of Incorporation)             File Number)           Identification No.)




                        4200 Somerset Drive, Suite 208
                         Prairie Village, Kansas 66208

                   (Address of Principal Executive Offices)

      Registrant's telephone number, including area code:  (913) 381-0008



                                Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.   Other Events
          On October 13, 2000, the Registrant, Pechiney Plastic Packaging, Inc. ("Parent") and JPS Acquisition, Inc., a wholly-owned subsidiary of Parent ("Purchaser") entered into an Agreement and Plan of Merger (the "Merger Agreement") relating to the offer by Purchaser to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares") of the Registrant at $7.86 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Merger Agreement.

          The Merger Agreement provides, among other things, that as soon as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement, in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Registrant (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Registrant will continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Parent.

          In the Merger, each of the Shares issued and outstanding immediately prior to the Effective Time (other than Shares held by the Registrant as treasury stock or owned by Parent, Purchaser or any other subsidiary of Parent, which shall be canceled and retired, and other than the Shares, if any, held by stockholders who have properly demanded and perfected their appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares be converted into the right to receive $7.86 per Share (or any higher price paid per share in the Offer), net to the record holder thereof, in cash, without interest, upon surrender of the certificate formerly representing such Shares, less any required withholding taxes.

          The Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated by reference herein.

          In connection with the Merger Agreement, as of October 13, 2000, George K. Baum Group, Inc., the G. Kenneth Baum Revocable Trust dated February 28, 1989, as amended December 8, 1994, and the William D. Thomas Trust dated July 9, 1996 (collectively, the "Stockholder Group"), entered into an Irrevocable Proxy Agreement (the "Proxy Agreement"), with Parent and Purchaser. As of October 13, 2000, the Stockholder Group owned, of record and beneficially, 2,012,867 shares of common stock of the Registrant (together with all other shares of common stock of the Registrant acquired or otherwise received by the Stockholder Group on or after October 13, 2000, the "Proxy Shares"). As of October 13, 2000, the Proxy Shares represented approximately 36% of the outstanding common stock of the Registrant and approximately 36% of the voting power of the Registrant.

          Pursuant to the terms of the Proxy Agreement, the Stockholder Group granted Ilene Gordon, President of Parent, and Mike Hoover, General Counsel of Parent, an irrevocable proxy (the "Proxy") to vote all of the Proxy Shares at any time prior to the termination of the Merger Agreement, as follows: (i) in favor of the Merger and the Merger Agreement; (ii) against

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any actions or agreements that would result in a breach by the Registrant of the
Merger Agreement or the Proxy Agreement; and (iii) against any of the following actions (other than the Merger): (A) any extraordinary corporation transaction;
(B) a sale, lease or transfer of a material amount of assets of the Registrant or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Registrant or its subsidiaries; (C)(1) any change in a majority of the persons who constitute the board of directors of the Registrant;
(2) any change in the Registrant's Bylaws; (3) any other material change in the Registrant's corporate structure or business; or (4) any other action involving the Registrant or its subsidiaries which is intended, or could reasonably be expected to impede, delay or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement and the Proxy Agreement.

          In addition, pursuant to the terms of the Proxy Agreement, the Stockholder Group granted to Purchaser an irrevocable option (the "Option") to purchase the Proxy Shares upon the occurrence of any of the following events, at any time prior to the earlier of 90 days following the termination of the Merger Agreement or the Effective Time: (i) the Stockholder Group fails to vote or cause to be voted all the Proxy Shares in favor of the Merger and the Merger Agreement; (ii) the Stockholder Group attempts to revoke the Proxy; (iii) there occurs an Acquisition Proposal (as defined in the Proxy Agreement); or (iv) the Board of Directors determines that a proposal to acquire the Registrant is a Superior Proposal (as defined in the Merger Agreement). The purchase price for the Proxy Shares pursuant to the Option, is the lesser of (i) the amount proposed to be paid in connection with a Superior Proposal, and (ii) $7.86 per share in cash.

          The Proxy Agreement is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

ITEM 7.   Financial Statements, Pro Forma Financial Information and
Exhibits

(c)   Exhibits.

The following exhibits are filed with this report:

2.1 Agreement and Plan of Merger dated as of October 13, 2000, among Pechiney Plastic Packaging, Inc., JPS Acquisition, Inc., and the Registrant (incorporated by reference to Exhibit (d)(1) of the Schedule TO of JPS Acquisition, Inc. filed on October 30, 2000).

99.1 Irrevocable Proxy Agreement dated as of October 13, 2000 among Pechiney Plastic Packaging, Inc., JPS Acquisition, Inc., The George K. Baum Group, Inc., the G. Kenneth Baum Revocable Trust, and the William D. Thomas Trust (incorporated by reference to Exhibit (d)(3) of the Schedule TO of JPS Acquisition, Inc. filed on October 30, 2000).

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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       JPS PACKAGING COMPANY



Date:  October 30, 2000                By: /s/John T. Carper
                                          --------------------------------------
                                           John T. Carper
                                           President and Chief Financial Officer


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